Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

ICONIX BRAND GROUP, INC.,

ICONIX LUXEMBOURG HOLDINGS SÀRL,

UMBRO IP HOLDINGS LLC,

UMBRO INTERNATIONAL LIMITED,

NIKE GLOBAL SERVICES PTE. LTD.

AND

NIKE, INC.

Dated October 24, 2012

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated October 24, 2012, is entered into by and among Iconix Brand Group, Inc., a Delaware corporation (“Iconix”), Umbro IP Holdings LLC, a Delaware limited liability company (“US Buyer”), Iconix Luxembourg Holdings SÀRL, a Société à responsabilité limitée registered in The Grand Duchy of Luxembourg ( “Global Buyer”) (the US Buyer and the Global Buyer together the “Buyer”), Umbro International Limited, a company incorporated in England (“Seller”), Nike Global Services Pte. Ltd. a company incorporated in Singapore (the “International Subsidiary”) and NIKE, Inc., an Oregon corporation (“Parent”).

RECITALS:

WHEREAS, Parent, through its indirect and wholly-owned subsidiaries, Seller and the International Subsidiary, is the owner of certain intellectual property rights and licenses relating to the Umbro® brand name; and

WHEREAS, Parent desires to cause the sale of the Global Assets to the Global Buyer and the US Assets to the US Buyer, and Buyer desires to purchase, in accordance with the provisions of this Agreement, such intellectual property rights and licenses and certain other related assets, as further described herein;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the term:

“Accepting Employees” means those employees of Seller or any of its Affiliates to be identified in accordance with Schedule 5.11 (whose contracts of employment transfer to Buyer, a Buyer Affiliate or Buyer Supplier on the Closing Date whether pursuant to the Transfer Regulations, on acceptance of Buyer’s offer of employment, by Employer Substitution or otherwise).

“Affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another person.

“Agreement” has the meaning set forth in the introduction.

“Approval” has the meaning set forth in Section 5.15.

“Assigned Contracts” has the meaning set forth in Section 2.1(a)(iii).

“Assigned IP Assets” shall mean all Purchased Assets that are Intellectual Property.

“Assumed Liabilities” means all of the Seller and its Affiliates’ liabilities and obligations arising under or in connection with the Assigned Contracts after the Closing, other than liabilities and obligations arising out of breaches or violations of, or amounts due under, such Assigned Contracts that relate to periods prior to the Closing or that result from the consummation of the transactions contemplated hereby, and the additional liabilities and obligations of the Seller and its Affiliates set forth on Schedule 2.2(a).

“Basket” has the meaning set forth in Section 9.4(a).

“Business” means the business conducted by the Seller and its Affiliates of designing, promoting, selling, licensing and distributing apparel, footwear and athletic products under the Umbro® brand name as of the Closing Date.

“Business Day” means a day on which banks are open for business in London and New York (excluding Saturdays, Sundays and public holidays).

“Buyer” has the meaning set forth in the introduction.

“Buyer Supplier” means any third party providing services to Buyer in relation to the Purchased Assets on or after the Closing Date including but not limited to any licensee or sourcing partner of Buyer.

“Closing” has the meaning set forth in Section 7.1.

“Closing Date” has the meaning set forth in Section 7.1.

“Contract” means any written or oral contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, franchise, insurance policy, commitment or other binding arrangement or agreement.

“Contract Right” means any right, power or remedy under any Contract, including but not limited to, rights to receive property or services or otherwise to derive benefits from the payment, satisfaction or performance of another party’s obligations.

“Deposit” has the meaning set forth in Section 2.4.

“Documents” means and includes any document, agreement, instrument, certificate, notice, consent, approval, affidavit, correspondence (by letter, electronic mail, telex or otherwise), written statement, schedule or exhibit whatsoever.

“Designated Sponsored Parties” has the meaning set forth in Section 5.17.

“Employees” means all employees of the Seller or any Seller Affiliate or sub-contractor engaged in the Business.

“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and any pension, profit sharing, 401(k), severance, welfare, disability, deferred compensation, stock purchase, stock option, change-in-control, retention, fringe benefit, bonus or incentive plan, program, policy, agreement or other arrangement, whether or not subject to ERISA.

“Employee Substitution” means the method of transfer of employment whereby Buyer, Buyer Affiliate or Buyer Supplier substitutes as the employer and assumes the employment contract of an employee.

“Encumbrance” means any lien, security interest, pledge, mortgage, easement, leasehold, assessment, covenant, restriction, or any other encumbrance, claim, burden or charge of any kind or nature whatsoever; provided, however, that for purposes of this Agreement the term “Encumbrance” shall exclude (i) any statutory liens for Taxes that are not yet due and payable, (ii) purchase money liens and statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements that are not past due or in default in any material respect, (iii) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for non-employee labor, materials or supplies that are not past due or in default in any material respect and (iv) adverse claims, if any, for infringement, misappropriation or violation of the Intellectual Property rights of any Person, unless Seller has Knowledge of such adverse claims or has received written notice of such adverse claims.

“Environmental Law” means (i) any law, statute, code, ordinance, rule, regulation or other requirement of any Governmental Authority, (ii) any order, judgment, injunction, award, decree, writ or settlement or consent agreement applicable to the Seller or its Affiliates, or (iii) a license, certificate of occupancy, permit, order or approval of, or registration with, any Governmental Authority applicable to the Seller or its Affiliates which relates to pollution or protection of the environment, including, without limitation, any of the foregoing which relate to emissions, discharges, releases or threatened releases of Hazardous Substances in the environment (including, without limitation, ambient air, surface water, groundwater or land), or which otherwise relate to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“Escrow Agent” has the meaning set forth in Section 2.4.

“Escrow Agreement” has the meaning set forth in Section 2.4.

“Excluded Assets” means those assets of Seller and its Affiliates referred to or identified as follows: (i) all assets or interests not expressly included in the Purchased Assets, (ii) Tax refunds, credits or similar benefits attributable to the operation of the International Subsidiary or to any of the other Purchased Assets, if any, for any Pre-Closing Period, and prepaid Taxes; (iii) the rights of Seller and its Affiliates applicable to or associated with any obligations and liabilities which are not Assumed Liabilities; (iv) all Contracts other than the Assigned Contracts; and (v) any other assets or interests identified on Schedule 2.1(b).

“Final Reconciliation” has the meaning set forth in Section 2.6(a).

“Financial Data” has the meaning set forth in Section 3.5.

“Global Assets” means the Purchased Assets other than the US Assets.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, district, board, bureau, commission, court, department, official, tribunal, taxing authority or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Substances” means any hazardous substances or wastes, petroleum or petroleum products, asbestos or other pollutants, as defined under applicable Environmental Laws.

“Indemnified Party” means any Buyer Indemnified Party or Seller Indemnified Party, as applicable.

“Indemnifying Party” means any Buyer Indemnifying Party or Seller Indemnifying Party, as applicable.

“Intellectual Property” means all intellectual property rights in any jurisdiction, including: (i) copyrights, design rights (including registered and unregistered UK and EU Community Design rights), and copyrightable subject matter (“Copyrights”); (ii) trademarks, service marks, brand names, trade dress, logos, slogans and other similar designations of source or origin, together with the goodwill associated with any of the foregoing (“Trademarks”); (iii) Internet domain names and numbers (“Domain Names”); (iv) patents, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions (including without limitation any Supplementary Protection Certificates) thereof (“Patents”); and (v) registrations and applications relating to any of the foregoing.

“International Subsidiary” has the meaning set forth in the introduction.

“IP Assignment Agreements” means those certain Intellectual Property Assignment Agreements in substantially the forms attached hereto as Exhibit A.

“Knowledge” of the Seller means the actual knowledge of any of Clare Hamill, Michael Spillane, Richard Millington, Grant Hanson, Liam Gallagher, Peter Allison and Jennifer Roskoz after reasonable inquiry of those persons at Seller or Parent or its Affiliates who would have primary responsibility for the matter being represented or warranted.

“Liabilities” has the meaning set forth in Section 11.8(b).

“Liability Termination Date” has the meaning set forth in Section 11.8(b).

“Licenses” has the meaning set forth in Section 3.17.

“List Date” has the meaning set forth in Schedule 5.11.

“Loss” or “Losses” has the meaning set forth in Section 9.1.

“Material Adverse Effect” means any event or change that has a material adverse effect on the Purchased Assets or the business of licensing the Assigned IP Assets and the Assigned Contracts, taken as a whole, other than any change or event resulting from, relating to or arising out of (i) general economic, political or regulatory conditions in any of the geographical areas in which the Seller and the International Subsidiary operate; (ii) any change in the financial, banking, currency or capital markets in general (whether in the United States or any other country or in any international market), including changes in interest rates; (iii) conditions generally affecting any of the industries in which the Seller or the International Subsidiary operates; (iv) acts of God, natural disasters, national or international political or social conditions, including the engagement in hostilities by the United States, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war (including any escalation or worsening of war), or the occurrence of any military or terrorist attack; (v) any action taken by Buyer or any of its Affiliates; (vi) the negotiation, announcement or pendency of the transactions contemplated hereby, the disclosure of the fact that Buyer is the prospective acquirer of the Purchased Assets, or any communication by or on behalf of Buyer regarding Buyer’s plans or intentions with respect to the Purchased Assets (including the impact of any of the foregoing on relationships with customers, suppliers, employees or regulators, and any suit, action or proceeding arising therefrom or in connection therewith); (vii) any changes in GAAP (or other applicable accounting regulations) or accounting principles (or interpretations thereof) or any change in applicable Laws or the interpretation thereof; (viii) compliance with the terms of, or the taking of any action required or expressly contemplated by, this Agreement, the Transitional Services and License Agreement, the IP Assignment Agreements, or any other Documents required to be delivered in connection herewith, or any action taken, or failure to take action, or other changes or events to which Buyer has consented (or any action not taken as a result of the failure of Buyer to consent to any action requiring Buyer’s consent pursuant to Section 5.1); or (ix) any failure by the Seller or the International Subsidiary to meet internal or other estimates or financial projections; provided, however, that the exclusions provided for in clauses (i) through (iv) shall not apply to the extent the Purchased Assets, taken as a whole, are materially disproportionately adversely affected by any change or event in such clauses relative to other participants in any of the industries in which the Seller or the International Subsidiary operates.

“Parent” has the meaning set forth in the introduction.

“Permits” has the meaning set forth in Section 3.12.

“Person” means an individual, sole proprietorship, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, cooperative, trust, estate or Governmental Authority (including any branch, subdivision or agency thereof), administrative or regulatory authority, or, as applicable, any other entity.

“Pre-Closing Period” means any taxable period or portion of a period that begins on or before the Closing Date and ends on or before the Closing Date.

“Proceeding” means any action, arbitration, audit, claim, equitable action, hearing, investigation, litigation, trademark opposition, cancellation action, administrative hearing or any other judicial or administrative proceeding of any kind or nature whatsoever, or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator, or any formal demand which might lead to any of the foregoing.

“Purchased Assets” has the meaning set forth in Section 2.1(a).

“Purchase Price” has the meaning set forth in Section 2.5.

“Required Consent” has the meaning set forth in Section 2.8.

“Retained Employee” means any Employee who is neither an Accepting Employee nor a Subsequently Accepting Employee.

“Retained Liabilities” has the meaning set forth in Section 2.2(b).

“Royalties” has the meaning set forth in Section 2.6(a).

“Seller” has the meaning set forth in the introduction.

“Severance Pay” has the meaning set forth in 5.11(d).

“Subsidiary” means any person of which at least a majority of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such person are owned, directly or indirectly, by another person.

“Subsequently Accepting Employee” means any Employee to whom Buyer, Buyer Affiliate or Buyer Supplier makes an offer of employment and accepts such offer after the List Date.

“Target Employee” has the meaning set forth in Schedule 5.11.

“Tax” or “Taxes” means all taxes and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any Tax Authority or other governmental authority, including, but not limited to, those on or measured by or referred to as income, franchise, profits, gross receipts, capital, ad valorem, custom duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties and additions to tax imposed with respect thereto.

“Tax Authority” means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official in the United States of America, the United Kingdom or elsewhere.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information (including any amendments thereto) that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any governmental authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any law relating to any Tax.

“Termination Date” has the meaning set forth in Section 8.1(b)(ii).

“Third Party Claim” has the meaning set forth in Section 9.2.

“Transfer Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006 and any other legislation in any relevant jurisdiction to implement or in accordance with the Acquired Rights Directive (EC Business Transfers Directive No. 77/187) (as amended).

“Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured in whole or in part by net income), including without limitation sales, use, excise, stock, conveyance, gross receipts, registration, business and occupation, securities transactions, real estate, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.

“Transferred Benefits” means any obligation of the Buyer (or its Affiliates or any Buyer Supplier) to provide to any Employee with any defined benefit pension benefits payable on early retirement (including, but not limited to, any entitlement to benefits arising from a right to be considered for early retirement or the loss of opportunity to increase the number of years of pensionable service) or redundancy which derive from that person’s membership of the UK Schemes, and which claim is founded on an assertion that the obligation to provide such benefits does not relate to old age, invalidity or survivors’ benefits and thus has transferred to the Buyer (or its Affiliates or any Buyer Supplier) by virtue of the Transfer Regulations.

“Transitional Services and License Agreement” has the meaning set forth in Section 5.12.

“UK IP” means Intellectual Property located in the United Kingdom sold under this Agreement.

“UK Scheme(s) means any Employee Benefit Plan established and operated in the UK.

“US Assets” means the US IP and all other assets sold under this Agreement to the US Buyer.

“US IP” means Intellectual Property located in the United States sold under this Agreement.

“VAT” means in relation to any jurisdiction within the European Community, the value added tax provided for in Directive 2006/112/EC and charged under the provisions of any national legislation implementing that directive or Directive 77/388/EEC together with legislation supplemental thereto and, in relation to any other jurisdiction, the equivalent Tax (if any) in that jurisdiction.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Assets To Be Sold.

(a) On the terms and subject to the conditions of this Agreement, on the Closing Date, Parent shall cause the Seller, International Subsidiary and its Affiliates (which term, as used throughout this Agreement, includes International Subsidiary), to sell, assign, transfer and convey to Buyer, and Buyer shall purchase from Seller, International Subsidiary and its Affiliates, all right, title and interest of Seller, International Subsidiary and its Affiliates in and to the following assets, free and clear of all Encumbrances (collectively, the “Purchased Assets”):

(i) the Intellectual Property listed on Schedule 2.1(a)(i) and any other Intellectual Property used exclusively or principally in connection with the Business, together with all goodwill associated therewith, remedies against infringement thereof, and rights to protection of interests provided thereby;

(ii) all customer lists, historical samples, designs, prototypes, molds and kits (including, without limitation, all historical samples, designs, prototypes, molds and kits related to the England national football team and the Manchester City football team, it being understood that such materials are for archival purposes only and not for any use that violates the Intellectual Property rights of any Person), sample books, prototypes, promotional and advertising materials (which may be retained in the possession of, used or disposed of by Seller to the extent necessary to provide the services contemplated by the Transitional Services and License Agreement), archive files or other similar items used exclusively or primarily in connection with the Business that are not Intellectual Property or Excluded Assets;

(iii) the Contracts listed on Schedule 2.1(a)(iii) (the “Assigned Contracts”) and all Contract Rights thereunder;

(iv) the pro rata portion of advances or guaranteed minimum royalty and advertising payments, if any, relating to periods after the Closing Date under the Assigned Contracts, as provided in Section 2.6, and any liquidated damages under the Assigned Contracts; and

(v) all claims, causes of action and other legal rights and remedies, whether or not known as of the Closing, relating to the ownership of the above-listed Purchased Assets, but excluding claims against Buyer with respect to the transactions contemplated herein.

(b) There is excluded from the sale and purchase contemplated by this Agreement all assets of Seller and its Affiliates of whatever nature, whether presently in existence or arising hereafter, other than the Purchased Assets, including without limitation, the Excluded Assets.

(c) The US Buyer shall purchase any and all US Assets hereunder and Global Buyer shall purchase any and all Global Assets hereunder. The US Buyer shall have the right, but not the obligation, to designate one or more of its Subsidiaries to purchase any or all of the US Assets, and the Global Buyer shall have the right, but not the obligation, to designate one or more of its Subsidiaries to purchase any or all of the Global Assets or to become the employer of any Accepting Employees, in which case the term “Buyer” in this Agreement shall be deemed to include such designated Subsidiary(ies).

Section 2.2 Assumption of Liabilities.

(a) On the terms set forth herein, on and after the Closing Date, Buyer shall assume, perform and pay the Assumed Liabilities.

(b) Buyer is assuming only the Assumed Liabilities from the Seller and its Affiliates and is not assuming any other liability of the Seller or any of its Affiliates of whatever nature, whether presently in existence or arising hereafter and whether or not identified in any disclosures in the Seller Disclosure Schedule (the “Retained Liabilities”) and Buyer does not assume and shall in no event be liable for any such Retained Liabilities, including, but not limited to:

(i) all liabilities to the extent arising out of or relating to the operation or conduct by the Seller or any of its Affiliates of any retained businesses, and all liabilities to the extent arising out of or relating to any Excluded Asset;

(ii) all liabilities and commitments of the Seller or its Affiliates in respect of Taxes incurred with respect to a Pre-Closing Period;

(iii) all debt of Seller or its Affiliates for borrowed money;

(iv) all liabilities to any broker, finder or agent or similar intermediary for any broker’s fee, finders’ fee or similar fee or commission relating to the transactions contemplated by this Agreement for which the Seller or its Affiliates is responsible pursuant to Section 3.16;

(v) all liabilities of Seller and its Affiliates with respect to any Environmental Law or environmental conditions, events, or circumstances, including with respect to any release of Hazardous Substances after the Closing Date to the extent said liabilities arise from or in connection with conditions, events or circumstances occurring on or before the Closing Date, including without limitation the migration of Hazardous Substances which were released on or prior to the Closing Date;

(vi) with respect to any Purchased Assets and Assigned Contracts, all liabilities and obligations arising thereunder prior to the Closing, out of breaches or violations thereof, or amounts due thereunder that relate to periods prior to the Closing (subject to Section 2.6) or result from the consummation of the transactions contemplated hereby (subject to Section 2.8); and

(vii) any other liabilities of the Seller or current or former Affiliates thereof related to the Purchased Assets, if any, other than the Assumed Liabilities.

Section 2.3 Delivery of Certain Assets. At the Closing, Parent, Seller and International Subsidiary shall cause to be delivered all of Seller, International Subsidiary and its Affiliates’ right, title and interest in the Purchased Assets that are US Assets to the US Buyer or to its designated subsidiary(ies), and in the Purchased Assets that are Global Assets to the Global Buyer, or its designated subsidiary(ies), in accordance with Section 2.1(c), free and clear of all Encumbrances. The parties hereto acknowledge and agree that any such transfer by Seller and its Affiliates of the Purchased Assets to such a designated subsidiary of Buyer would be deemed to satisfy Seller’s obligation to deliver such Purchased Assets, and that any such transfer of any Purchased Assets to such a designated subsidiary of the US Buyer would be deemed delivery of such Purchased Assets initially to US Buyer followed by a contribution of such Purchased Assets by US Buyer to the capital of such designated subsidiary of the US Buyer.

Section 2.4 Deposit. Within one (1) business day of the date hereof, Buyer shall deposit with U.S. Bank National Association, as escrow agent (the “Escrow Agent”), in readily available funds, Six Million Seven Hundred Fifty Thousand Dollars ($6,750,000) (such amount, without interest, the “Deposit”) pursuant to the escrow agreement in the form attached hereto as Exhibit B dated as of the date hereof and signed by the Buyer, the Escrow Agent and the Seller (the “Escrow Agreement”). If this Agreement is terminated prior to the Closing pursuant to Article VIII, then under the circumstances provided for in Section 8.2(b), the Deposit, as well as any interest and any other income earned thereon, shall be promptly released by the Escrow Agent to the Seller. In the event of any other termination of this Agreement, the Deposit, as well as any interest and any other income earned thereon, shall be promptly released by Escrow Agent to Buyer. In the event of the consummation of the transactions contemplated by this Agreement, the Deposit, as well as any interest and any other income earned thereon between the date hereof and the Closing Date, shall be promptly released by Escrow Agent to the Seller at the Closing.

Section 2.5 Purchase Price. In consideration of the sale, transfer, conveyance and delivery of the Purchased Assets, and in reliance upon the representations and warranties made herein by the Parent, Buyer shall, in full payment thereof, pay to Parent Two Hundred Twenty Five Million Dollars ($225,000,000) (the “Purchase Price”) (excluding any applicable VAT). At the Closing, Buyer agrees to pay Parent Two Hundred Eighteen Million Two Hundred Fifty Thousand Dollars ($218,250,000) (the “Buyer Closing Payment”) and to cause the Escrow Agent to deliver the Deposit to Parent, in cash by wire transfer of immediately available funds, in accordance with the written instructions (which may include multiple payees) of the Parent given to Buyer and Escrow Agent on or prior to the Closing Date.

Section 2.6 Reconciliation of Royalty Payments.

(a) With respect to each Assigned Contract, within ninety (90) days after the Closing Date, or as soon thereafter as reasonably practicable based on the reporting periods under each applicable Assigned Contract, Seller shall, with the assistance of Buyer, prepare in good faith a written calculation (the “Final Reconciliation”) of the actual amount by which the license fees, franchise fees, royalty fees, marketing fees, or other fees, payments, consideration or compensation with respect to each such Assigned Contract (“Royalties”) (excluding any applicable VAT) earned by the Seller on or prior to the Closing Date but not yet collected exceeded (or, as applicable, was exceeded by) the amount of Royalties collected by the Seller with respect to such Assigned Contract as of the Closing Date (excluding any applicable VAT) for periods after the Closing Date, and the actual amount by which any marketing fees (excluding any applicable VAT) payable by Seller (the “Seller Marketing Fees”) on or prior to the Closing Date but not yet paid exceeded (or as applicable was exceeded by) the amount of such Seller Marketing Fees paid by Seller with respect to such Assigned Contract as of the Closing Date.

(b) For purposes of the calculation described in Section 2.6(a) above, the Royalties with respect to each Assigned Contract shall have been or be earned by Seller and Buyer, and the Seller Marketing Fees with respect to each applicable Assigned Contract shall have been or be payable by Seller and Buyer, pro rata based on the percentage of the applicable royalty period for each such Assigned Contract during which Seller or Buyer, as applicable, owned the Assigned Contract.

(c) If the Royalties earned by the Seller on or prior to the Closing Date but not yet collected exceed the amount of the Royalties collected by the Seller as of the Closing Date (excluding any applicable VAT), then with respect to such Assigned Contract, Buyer shall remit the amount of the difference to Seller out of Royalties actually collected by Buyer (provided that Buyer shall use commercially reasonable efforts to collect such amounts) by check or wire transfer within the later of ten (10) days of the Final Reconciliation, or if such Royalties have not yet been collected by Buyer, ten (10) days after the date such Royalties are collected (if they are collected). If the Royalties collected by the Seller as of the Closing Date for periods after the Closing Date (excluding any applicable VAT) exceed the Royalties earned by the Seller on or prior to the Closing Date but not yet collected, with respect to such Assigned Contract, Seller shall remit the amount of the difference to Buyer by check or wire transfer within ten (10) days of the Final Reconciliation. If the Seller Marketing Fees payable by Seller on or prior to the Closing Date but not yet paid exceed the amount of Seller Marketing Fees paid by the Seller as of the Closing Date (excluding any applicable VAT), with respect to such Assigned Contract, Seller shall remit the amount of the difference to Buyer by check or wire transfer within ten (10) days of the Final Reconciliation. If the Seller Marketing Fees paid by Seller as of the Closing Date (excluding any applicable VAT) exceed the Seller Marketing Fees payable by the Seller on or prior to the Closing Date, with respect to such Assigned Contract, Buyer shall remit the amount of the difference to Seller by check or wire transfer within ten (10) days of the Final Reconciliation.

Section 2.7 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets as of the Closing Date in accordance with Schedule 2.7, provided such allocation is reasonable, and otherwise in a manner that shall be reasonably agreed upon by the Buyer and Seller prior to the Closing. For all tax purposes, Buyer and the Seller agree to report (and cause their respective Affiliates to report) the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement, including the allocation to be reasonably agreed upon by the Buyer and Seller, and that neither of them (nor any of their respective Affiliates) will take any position inconsistent therewith in any tax return, in any refund claim, in any litigation or otherwise, unless otherwise required by applicable law.

Section 2.8 Third Party Consents.

(a) To the extent that the consent of another Person is required by the terms of any Assigned Contract or applicable law in order to assign the rights of Seller under that Assigned Contract to Buyer (a “Required Consent”), Seller shall use all reasonable efforts to obtain such Required Consent as promptly as possible, at its own expense, and without agreeing to any change in the terms of the applicable Assigned Contract without Buyer’s prior written consent. Buyer shall cooperate with and use all reasonable efforts to assist Seller in obtaining such Required Consents, but Buyer will not be required to make any payments or agree to any change in the terms of any Assigned Contract in connection with obtaining such Required Consent, provided that consent to such a change shall not be unreasonably withheld, conditioned or delayed if a proposed change is not material. Seller shall be permitted to seek a novation in lieu of an assignment with respect to the Assigned Contracts (and Buyer agrees to sign a novation agreement in reasonable and customary form if Seller is able to obtain consent to such novation from the counterparty to the Assigned Contract), but agrees that it will not send any notices or communications to any party to an Assigned Contract seeking a novation or otherwise seeking their consent in connection with the transactions contemplated hereby unless it is in substantially the same form as Buyer has approved, with such approval not to be unreasonably withheld, conditioned or delayed so long as such notice does not suggest that such consent is a Required Consent.

(b) Seller shall be responsible for obtaining such Required Consents, and accordingly if a Required Consent is not obtained within the initial nine month period following the Closing, and during such period, as a result, under the terms of the Assigned Contract and applicable law, an Assigned Contract is terminated, or Buyer’s rights with respect to such Assigned Contract are impaired, or Buyer does not in effect obtain the benefit of such Assigned Contract, notwithstanding Buyer’s performance of (or willingness to perform) the obligations under such Assigned Contract, Buyer shall have a claim against Seller and Parent under Section 9.1 for breach of their covenant hereunder in the amount of the minimum guaranteed royalties under such Assigned Contract for the duration of the remaining current term under such Assigned Contract, plus Buyer’s reasonable out-of-pocket costs and expenses in connection with pursuing such claim under Section 9.1.

(c) Without limiting the foregoing section (but without duplication of any Losses), within the initial nine month period following the Closing, if any other party to an Assigned Contract alleges that due to the failure to obtain a Required Consent or novation, an Assigned Contract is terminated, an assignment of an Assigned Contract (or an alternative arrangement described in Section 2.8(d) below) was ineffective and that as a result the Assigned Contract has thus been breached or is no longer in effect, or Buyer’s rights with respect to such

Assigned Contract are impaired, or Buyer does not in effect obtain the benefit of such Assigned Contract, notwithstanding Buyer’s performance of (or willingness to perform) the obligations under such Assigned Contract, it shall be treated as a third party claim that is subject to Section 9.2.

(d) Without limiting the foregoing, if Seller is unable to assign an Assigned Contract, Seller shall continue to be obligated to use all reasonable efforts to obtain the necessary consent to assignment, and the assignment of such Assigned Contract shall not take effect until such consent has been obtained, and until such assignment (or a novation) has been effected, Seller shall hold such Assigned Contract in trust for the Buyer, account for and pay or deliver to the Buyer as soon as reasonably practicable after receipt any amounts paid to Seller under such Assigned Contract, and otherwise act in accordance with Buyer’s reasonable requests in accordance with such Assigned Contract, and Buyer shall perform the obligations under such Assigned Contract, and the parties will otherwise cooperate to establish a reasonable arrangement under which Buyer shall obtain the benefits of such Assigned Contract and be responsible for the obligations thereunder that would have been Assumed Liabilities.

(e) Notwithstanding the foregoing if the party to any Assigned Contract with respect to which a Required Consent has not been obtained accepts performance from Buyer and fails to object within the initial nine months after the Closing, Seller shall have no liability in connection with failure to obtain a Required Consent with respect to such Assigned Contract.

(f) For purposes of this Section 2.8, provided that Buyer offers reasonable cooperation (at no out of pocket cost to Buyer) and performs its obligations under the Transitional Services and License Agreement, from the Closing through May 31, 2013, Seller shall be responsible if there is any failure of the services provided under the Transitional Services and License Agreement to meet the corresponding obligations under the Assigned Agreement, and thereafter Buyer shall be responsible for any failure of such services to meet such obligations.

(g) Notwithstanding anything to the contrary herein, only the first $250,000 of any indemnity obligations of Seller and Parent pursuant to this Section 2.8 (in the aggregate) shall be subject to the Basket, and the cap on liability set forth in Section 9.4(b) shall not apply.

(h) Seller or its Affiliates shall not seek any Required Consents or novations any time after the initial nine month period following the Closing without the prior written consent of Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent, Seller and International Subsidiary, jointly and severally, represent and warrant to Buyer as set forth below. These representations and warranties are qualified by the disclosures in the Seller Disclosure Schedule dated as of the date hereof being delivered herewith (it being acknowledged that no liability or obligation shall be deemed an Assumed Liability by virtue of it being disclosed in the Seller Disclosure Schedule if same would not otherwise have been an Assumed Liability hereunder).

Section 3.1 Organization and Qualification.

(a) Seller is a private limited company duly organized and validly existing under the laws of England and Wales, with all requisite corporate power and authority to carry on its business as and where such business is now being conducted.

(b) International Subsidiary is a private limited company duly organized and validly existing under the laws of Singapore, with all requisite corporate power and authority to carry on its business as and where such business is now being conducted.

(c) Parent is a corporation duly organized and validly existing under the laws of the State of Oregon, with all requisite corporate power and authority to enter into this agreement and to consummate the transactions contemplated hereby.

Section 3.2 Authorization. Seller, International Subsidiary and Parent have full private limited company or corporate power and authority and approvals (as applicable) to enter into, execute, deliver and perform this Agreement and its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller, International Subsidiary and Parent (and all other Documents required to effect the transactions contemplated herein to which it is a party), the performance by Seller, International Subsidiary and Parent of their obligations hereunder, and the consummation by Seller, International Subsidiary and Parent of the transactions contemplated hereby, have been duly authorized by all necessary corporate actions by Seller, International Subsidiary and Parent, and no other corporate action on the part of Seller, International Subsidiary or Parent is necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement and all other Documents required to effect the transactions contemplated herein has been duly and validly executed and delivered by each of Seller, International Subsidiary and Parent and constitutes a valid and legally binding obligation of Seller, International Subsidiary and Parent, enforceable against each of them in accordance with its respective terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.3 Capitalization. Schedule 3.3 sets forth the capital structure of the Seller and International Subsidiary, including the number and types of capital stock authorized, issued and outstanding. Parent indirectly through a wholly-owned indirect subsidiary owns all of the issued and outstanding shares of capital stock of the Seller and International Subsidiary, and there are no other shares of capital stock or other equity interests (or securities convertible into equity interests) of the Seller or International Subsidiary. All of the issued and outstanding capital stock of the Seller and International Subsidiary has been duly authorized and validly issued and is fully paid and non-assessable.

Section 3.4 No Violation; Consents and Approvals. Except as set forth in Schedule 3.4, neither the execution and delivery of this Agreement and the Documents required to effect the transactions hereunder, nor the performance by Seller, International Subsidiary and Parent of their respective obligations hereunder, nor the consummation by each of Seller, International Subsidiary and Parent of the transactions contemplated hereby do or will (a) violate, conflict with or result in any breach of any provision of the memorandum or articles of association, certificate of incorporation, bylaws or any other similar organizational document of Seller, International Subsidiary or Parent, as applicable, (b) violate, conflict with or result in a violation or any breach of or default under (either immediately or upon notice, lapse of time or both), or constitute a default (with or without due notice or lapse of time or both) under the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any material license, lease or agreement to which Seller, International Subsidiary or Parent is a party, including without limitation the Assigned Contracts, or to which the Purchased Assets are or may be subject, (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or Governmental Authority applicable to Seller, International Subsidiary or Parent, (d) result in the creation or imposition of any material Encumbrance on any of the Purchased Assets or give to any person any interest or right in any of the Purchased Assets, (e) accelerate the maturity of or otherwise modify any material liability or obligation relating to the Purchased Assets or the Assumed Liabilities, (f) result in a breach of any of the terms and conditions of, constitute a default under or otherwise cause any impairment of, any Assigned Contract or Permits, that would be material, or (g) require any filing or registration with, notice to or permit, authorization, consent or approval of any third party, including any Governmental Authority.

Section 3.5 Financial Data. Attached as Schedule 3.5 is: (i) a schedule of certain unaudited selected financial data related to the Seller, International Subsidiary and to the Assigned Contracts for the fiscal year ended May 31, 2012, and the quarter ended August 30, 2012, and (ii) a schedule setting forth the minimum guaranteed royalties for the current fiscal year, if any, under each Assigned Contract (collectively, the “Financial Data”). The Financial Data has been prepared from the books and records of Seller and its Affiliates and fairly present in all material respects (subject to the absence of notes and normal year-end adjustments) the revenue of the Seller, and the licensing royalties associated with the Assigned Contracts, for the periods ended on such dates.

Section 3.6 Absence of Certain Changes. Except as set forth in Schedule 3.6, and except for matters relating to the transactions contemplated by this Agreement, since May 31, 2012, there has not been any change, event or circumstance that would have a Material Adverse Effect. Except as set forth in Schedule 3.6, to the Knowledge of Seller, no such change is impending. Since May 31, 2012, except as set forth in Schedule 3.6, and except for matters relating to the transactions contemplated by this Agreement, Seller and its Affiliates have conducted business with respect to the Purchased Assets only in the ordinary and usual course.

Section 3.7 Contracts.

(a) Set forth on Schedule 3.7 is a true, complete and accurate list of all material Contracts in effect as of the date hereof relating to the licensing of the Assigned IP Assets or by which any of the Purchased Assets is bound, excluding any intercompany licensing arrangements between Seller and the Seller Subsidiary which will be terminated effective as of the Closing. To the Knowledge of Seller, true and correct copies of all Assigned Contracts have been delivered to Buyer, including a complete and accurate description of any material oral Contract that is an Assigned Contract. Each of the Assigned Contracts is in full force and effect and to the Knowledge of Seller, neither the Seller nor any of its Affiliates have committed any material breach or default thereunder. To the Knowledge of Seller, as of the date hereof and after giving effect to the transactions contemplated hereby, no other party to any Assigned Contract is in or will be in material default thereunder, nor is there any condition or basis for any claim of a default by any party thereto or event which, with notice, lapse of time or both, would constitute a material default thereunder. Seller and its Affiliates have paid in full all amounts due and payable under each Assigned Contract and otherwise performed in all material respects all obligations thereunder for periods on or prior to the date hereof, and as of the Closing Date will have paid in full all such amounts and performed in all material respects all obligations thereunder for periods on or prior to the Closing Date. All Assigned Contracts are in the name of the Seller, its Affiliates, or its or their predecessors and, except as set forth in Schedule 3.7, and subject to Section 2.8, the rights under the Assigned Contracts will be effectively transferred to Buyer at the time of the Closing, and all rights of Seller and its Affiliates under all Assigned Contracts extending beyond the Closing Date are assignable to Buyer, without (a) the consent (except for any consent(s) which have been or will be obtained at or before the Closing) of any Person or (b) the payment of any penalty, the incurrence of any additional material obligation or any change of any material term.

(b) Except as set forth on Schedule 3.7, Seller and its Affiliates have examined, monitored or otherwise policed, to the extent deemed prudent by the Seller and its Affiliates and in accordance with the customary practices in the industry, the activities of all of the licensee counterparties under the Assigned Contracts to verify that the products manufactured, sold or offered for sale under the Trademarks licensed to such licensees pursuant to the Assigned Contracts meet, in all material respects, the quality control standards and requirements for use of the Trademarks set forth in such Assigned Contracts.

(c) The representation made in this Section 3.7 shall be independent of, and not qualified or in any way limited by, the representations made in Section 3.4.

Section 3.8 Title. Except as set forth on Schedule 3.8, the Seller or one of its Affiliates has good, valid and marketable title to all of the Purchased Assets free and clear of all Encumbrances. There are no outstanding options or commitments to which Seller or any of its Affiliates is a party which relate to the Purchased Assets or the sale by them of the Purchased Assets.

Section 3.9 Intellectual Property; Assigned IP Assets.

(i) Seller or International Subsidiary is the sole owner of all right, title and interest in and to the Assigned IP Assets. Schedule 3.9(i) sets forth a list of all Assigned IP Assets that are the subject of a registration or application for registration. To the Knowledge of Seller, as of the date hereof (A) the foregoing registrations are in effect and subsisting, (B) all necessary registration, maintenance, renewal and other relevant filing fees due in connection therewith have been paid, and (C) all necessary documents and certificates in connection therewith have been filed with the relevant Governmental Authorities.

(ii) Except as set forth in Schedule 3.9(ii), neither Seller nor any of its Affiliates have received written notice of any adverse claim by a third party relating to any of the Assigned IP Assets, and Seller has no Knowledge that a reasonable basis for any such claim exists. Except as set forth in Schedule 3.9(ii), to the Knowledge of Seller, as of the date hereof, no third party is infringing, misappropriating or otherwise violating any of Seller’s rights to any of the Assigned IP Assets.

(iii) The Assigned IP Assets include all Intellectual Property owned by Seller and its Affiliates and used or held for use exclusively or principally in connection with the conduct of the Business as currently conducted by Seller, and since the acquisition of Seller and its Affiliates by Parent, Seller and its Affiliates have not disposed of any material owned Intellectual Property that was acquired by Parent or its Affiliates in connection with the acquisition of the Business.

Section 3.10 Taxes. To the extent related to the Purchased Assets or the Assumed Liabilities, and except as set forth in Schedule 3.10, there are no Taxes (other than VAT payable with respect to the Purchase Price) attributable to any Pre-Closing Period for which Buyer is liable which have not been or will not be paid by Seller or one of its Affiliates. Seller or one of its Affiliates has filed (or caused to be filed) or will file (or cause to be filed) on a timely basis all material Tax Returns relating to the Purchased Assets that are or were required to be filed pursuant to applicable law for all Pre-Closing Periods, and all such Tax Returns were true, correct and complete in all material respects.

Section 3.11 Litigation. Except as set forth in Schedule 3.11, as of the date of this Agreement, there is no outstanding order, writ, injunction, fine, citation, award, decree or any other judgment of any kind whatsoever against or affecting the Purchased Assets, or against or affecting Seller or International Subsidiary that would reasonably be expected to materially and adversely impact their ability to consummate the transactions contemplated hereby or the Purchased Assets. Except as set forth in Schedule 3.11, as of the date of this Agreement there is no material Proceeding pending or, to the Knowledge of the Seller, threatened against or affecting the Purchased Assets, Seller or International Subsidiary at law or in equity, or before any Governmental Authority.

Section 3.12 Permits. Except as set forth on Schedule 3.12, no material governmental license, permit or other authorization (hereinafter referred to as “Permits”) is required for the licensing of the Assigned IP Assets, or the performance of Seller and its’ Affiliates’ obligations under the Assigned Contracts. A true, correct and complete list of the Seller and its Affiliates’ material Permits is set forth in Schedule 3.12. All material Permits are in full force and effect, and as of the date of this Agreement, no material violations are or have been recorded in respect of any of such Permits and no Proceeding is pending or, to the Knowledge of the Seller, threatened, to revoke, terminate or limit any such Permits.

Section 3.13 Reserved.

Section 3.14 Reserved.

Section 3.15 Compliance with Laws. Except as set forth in Schedule 3.15, or as would not reasonably be expected to have a material adverse impact on the Purchased Assets or Buyer’s ownership or use thereof, each of the Seller and its Affiliates is in compliance in all material respects with all, and has received no written notice from any Governmental Authority of any material violation of any, laws or regulations having a material application to the Purchased Assets or the Business.

Section 3.16 Brokers’ Fees and Commissions. Except for Goldman, Sachs & Co., whose fees will be paid by Parent, neither the Seller, Parent nor any of their respective directors, officers, employees or agents has employed any investment banker, broker, finder, agent or similar intermediary in connection with this Agreement or the transactions contemplated hereby.

Section 3.17 Labor Matters.

(i) Subject to applicable data protection Laws Seller will provide information which is equivalent to employee liability information as required by regulation 11 of the Transfer of Undertakings (Protection of Employment) Regulations 2006 in respect of the Target Employees identified in accordance with Schedule 5.11 and details of their salary, benefits and other terms and conditions of employment, copies of contracts of employment in the Seller’s possession or control, their contractual entitlement to redundancy, severance or other payments on the termination of their employment, and confirmation of their length of service with the Seller or any Seller Affiliate and their length of service wholly or mainly engaged in the Business, and such information will be accurate and up to date and there will be no omissions which make such information misleading and no material changes will be made or proposed in relation to the salary, benefits or other terms and conditions of such Target Employees between the provision of that information and the Closing Date.

(ii) No works council, trade union, staff association, employee forum or other body is recognized in any way for bargaining purposes in relation to the Target Employees and to Seller’s knowledge no request for trade union recognition has been made in the last 12 months.

(iii) There are no agreements (whether legally binding or not) with any representative body in relation to the Target Employees and to Seller’s knowledge there is no dispute with any such body pending or threatened in relation to them.

(iv) To Seller’s Knowledge there are no legal claims by any individual or organization in respect of the employment or termination of employment of any Target Employee and no circumstances that may give rise to any such claims.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Parent and the Seller as set forth below. In the case of the Global Buyer, any representations and warranties relating to consummation of the transactions contemplated hereby shall be deemed to be satisfied as of the date of this Agreement if satisfied by the Closing Date.

Section 4.1 Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its businesses as and where such businesses are now being conducted.

Section 4.2 Authorization. Buyer has full corporate power and authority and approvals to enter into, execute and deliver this Agreement (and all other Documents required to effect the transactions contemplated herein) and to consummate the transactions contemplated hereby. No other corporate proceeding on the part of Buyer is necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement (and all other Documents required to effect the transactions contemplated herein) has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except to the extent that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3 No Violation. Neither the execution and delivery of this Agreement, and the Documents required to effect the transactions herein contemplated, by Buyer and the performance by Buyer of its obligations hereunder nor the consummation by Buyer of the transactions contemplated hereby do or will (a) violate, conflict with or result in any breach of any provision of the Certificate or Articles of Incorporation or Bylaws of Buyer, (b) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any material license, lease or agreement to which Buyer or any of Buyer’s Subsidiaries is a party or (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or Governmental Authority applicable to Buyer or any of Buyer’s Subsidiaries, except such defaults and violations which, in the aggregate, are not reasonably likely to materially delay or materially and adversely impact Buyer’s ability to consummate the transactions contemplated hereby and otherwise fulfill its obligations hereunder (a “Buyer Material Adverse Effect”).

Section 4.4 Litigation. There is no Proceeding at law or in equity, arbitration or administrative or other proceeding by or before, or any investigation by any Governmental Authority, pending or to the Buyer’s knowledge threatened, against or affecting the Buyer which would materially and adversely affect the right or ability of the Buyer to enter into this Agreement or to perform its obligations hereunder. The Buyer is not subject to any judgment, order or decree entered in any Proceeding which would materially and adversely affect the right or ability of the Buyer to enter into this Agreement or to perform its obligations hereunder.

Section 4.5 Consents and Approvals. No filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any Governmental Authority is necessary for the consummation by Buyer of the transactions contemplated by this Agreement.

Section 4.6 Brokers’ Fees and Commissions. No broker, finder, agent or similar intermediary has acted for or on behalf of Buyer nor any of its Subsidiaries, directors, officers, employees or agents in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s fee, finder’s fee, or similar fee or commission in connection therewith based on any agreement, arrangement or understanding.

Section 4.7 Funding. Buyer, at the time of the Closing, shall have sufficient funds to enable Buyer to consummate the transactions contemplated hereby and to satisfy its obligations hereunder, including the payment of the Purchase Price and fees and expenses relating to the transactions contemplated by this Agreement. Buyer acknowledges and agrees that its obligations hereunder are not subject to any conditions regarding Buyer’s or any other Person’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

Section 5.1 Conduct Prior to the Closing. Except as contemplated by this Agreement or with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Closing, Parent shall cause Seller and its Affiliates to, and Seller and its Affiliates will conduct the Business according to the Seller’s and its Affiliates’ ordinary and usual course of business consistent with past practice and will use reasonable efforts consistent therewith to preserve intact the value of the Purchased Assets, to keep available the services of the Seller’s and its Affiliates’ officers and employees necessary to provide the services under the Transitional Services and License Agreement, and to maintain satisfactory relationships with customers and counterparties to the Assigned Contracts, suppliers, distributors and other Persons having material business relationships related to the Assigned Contracts and the licensing of the Purchased Assets, in each case in the ordinary course of business, provided that it is understood that Parent may take such actions in connection with winding down the operations of Seller and its Affiliates as it deems reasonably necessary so long as such actions would not reasonably be expected to materially and adversely impact the ability of Seller and its Affiliates to consummate the transactions contemplated hereby or the Purchased Assets or Buyer’s ability to exploit any or all of the Purchased Assets following the Closing. Without limiting the generality of the foregoing, and except as otherwise specifically provided in this Agreement, neither Seller nor its Affiliates will take any of the following actions, prior to the Closing, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend the certificate of organization, operating agreement or other organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the structure or ownership of Seller or the International Subsidiary, if such amendment or alteration would reasonably be expected to materially and adversely impact the ability of Seller or its Affiliates to consummate the transactions contemplated hereby or the Purchased Assets;

(b) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or corporation, partnership, joint venture, association or other business organization or division thereof; or any assets that are material, individually or in the aggregate, to Seller and the International Subsidiary, taken as a whole, except (i) transactions that would not reasonably be expected to materially and adversely impact the ability of the Seller and its Affiliates to consummate the transactions contemplated hereby or the Purchased Assets or (ii) purchases in the ordinary course of business consistent with past practice;

(c) except in the ordinary course of business consistent with past practice, (i) sell, lease, license, transfer or otherwise dispose of any of the Purchased Assets, or (ii) mortgage, encumber or subject to any Encumbrance any of the Purchased Assets;

(d) as it relates to Seller or International Subsidiary only, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Seller or the International Subsidiary, guarantee any debt securities of another person, or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings or other such actions (i) that would not reasonably be expected to materially and adversely impact the ability of Seller and its Affiliates to consummate the transactions contemplated hereby or the Purchased Assets or (ii) incurred or taken in the ordinary course of business consistent with past practice;

(e) enter into, amend, modify or terminate, any Assigned Contracts, except for (i) Contracts with those customers and upon those terms listed on Schedule 5.1(e), and (ii) Contracts that would not reasonably be expected to materially and adversely impact the ability of the Seller and its Affiliates to consummate the transactions contemplated hereby or the Purchased Assets;

(f) adopt a plan of complete or partial liquidation of Seller or the International Subsidiary or resolutions providing for or authorizing such a liquidation or dissolution, merger, consolidation, restructuring, recapitalization or reorganization, unless such action would not reasonably be expected to materially and adversely impact the ability of Seller and its Affiliates to consummate the transactions contemplated hereby or the Purchased Assets;

(g) settle or compromise any litigation related to the Purchased Assets in which Seller or one of its Affiliates is a defendant (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, in any such case if doing so would reasonably be expected to materially and adversely impact the ability of Seller and its Affiliates to consummate the transactions contemplated hereby or the Purchased Assets; or

(h) modify or amend any existing insurance policy with respect to the Purchased Assets;

(i) make any changes in the existing distribution channels of the Business, except as would be consistent with past practice in all material respects or as would not materially and adversely impact the Purchased Assets;

(j) except in the ordinary course of business or with respect to capital projects approved prior to the date hereof, enter into any Contract related to the Business or the Purchased Assets involving an aggregate capital expenditure or commitment exceeding $100,000, unless such action would not reasonably be expected to materially and adversely impact the ability of Seller and its Affiliates to consummate the transactions contemplated hereby or the Purchased Assets;

(k) intentionally take any action that would reasonably be likely to have a Material Adverse Effect on the Business or the Purchased Assets; or

(l) authorize any of or commit to take any of the foregoing actions.

Section 5.2 Notice of Developments. Parent, Seller and International Subsidiary on the one part and Buyer on the other part will give prompt written notice to the other of any material adverse development causing a breach of any of such party’s representations and warranties in Articles III and IV, respectively. No disclosure by any party pursuant to this Section 5.2 will be deemed to amend or supplement any schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant unless such disclosure is accepted in writing by the non-disclosing parties as an amendment or supplement to such schedule, as the case may be, or as a waiver of any misrepresentation or breach.

Section 5.3 Access to Information with Respect to the Purchased Assets. Between the date of this Agreement and the Closing Date, upon reasonable notice and at reasonable times without material disruption, Parent will cause Seller and its Affiliates to give Buyer and its authorized representatives reasonable access to all offices and other facilities, and to all personnel and books and records of Seller and its Affiliates related to the Purchased Assets and will permit Buyer to make and will cause Seller and its Affiliates to fully cooperate with regard to such inspections as it may reasonably require and will cause its and the Seller’s and its Affiliates’ officers to furnish Buyer such financial and operating data and other information with respect to the Purchased Assets as Buyer may from time-to-time reasonably request, provided such access shall be during normal business hours and carried out in a manner so as to not be disruptive to the operations of Seller and its Affiliates.

Section 5.4 All Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, including, without limitation, the execution of additional instruments, the parties to this Agreement shall take all such necessary action.

Section 5.5 Consents and Approvals. Subject to Section 2.8, the parties hereto will each cooperate with one another and use all reasonable efforts to prepare all necessary documentation, to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of, or any exemptions by, all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each party will keep the other parties apprised of the status of any inquiries made of such party by any Governmental Authority with respect to this Agreement or the transactions contemplated hereby.

Section 5.6 Disclosure Supplements. From time to time prior to the Closing, Seller, Parent and International Subsidiary will supplement or amend the Disclosure Schedules delivered in connection herewith with respect to any matter which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate by an event occurring after the date hereof. No such disclosure made pursuant to this Section shall be considered to constitute or give rise to a waiver by Buyer (i) of any condition set forth herein or (ii) the right for Buyer to claim a breach of any representation or warranty at the time of execution of this Agreement.

Section 5.7 No Solicitation of Transactions. From the date hereof until the earlier of (i) the Closing or (ii) termination of this Agreement pursuant to Article VIII hereof, Seller, Parent and their Affiliates shall not, directly or indirectly, through any director, officer, employee, investment banker, financial advisor, attorney, accountant or other agent or representative solicit, initiate or encourage or knowingly facilitate (including by furnishing non-public information) any inquiries or the submission of proposals or offers from any person relating to any acquisition or purchase of all or any portion of the ownership interest in Seller or International Subsidiary or of the Purchased Assets (other than in the ordinary course of business) or the Business, and, other than with Buyer or any of its Affiliates, participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Seller and Parent shall, and shall cause any of their representatives or Affiliates to, immediately cease and cause to be terminated or withdrawn any existing negotiations with any parties conducted heretofore with respect to any of the foregoing (other than in respect of the transactions contemplated hereby). From the date hereof until the earlier of (i) the Closing or (ii) termination of this Agreement pursuant to Article VIII hereof, the Seller shall, within two (2) business days, notify Buyer if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to Buyer, indicate in reasonable detail the identity of the offeror and the terms and conditions of any proposal or offer.

Section 5.8 Sponsorships. At any time and from time to time prior to Closing, Buyer shall have the right to inform Seller in writing that it wishes to assume a sponsorship of an individual currently being sponsored by Seller, International Subsidiary or its Affiliates in connection with the Business, and in such case, subject to any required consents (which shall not be subject to Section 2.8 hereof) the sponsorship of such individual shall automatically be deemed to be included as an Assigned Contract. Seller agrees that it shall not transfer the sponsorship agreement with any such individuals to Parent until Closing.

Section 5.9 Cooperation and Filings. The Seller and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 5.10 Assistance with Financial Statements. Seller shall, at Buyer’s expense, use its commercially reasonable efforts to take all commercially reasonable actions, including the making available of the Seller’s accountants and the granting of access to Buyer and its accountants to all books and records of the Seller used in connection with Seller’s business and the Purchased Assets, to assist Buyer in connection with Buyer’s preparation of any financial statements which may be required by Items 2.01 and 9.01 of Form 8-K in order for Buyer to meet its Form 8-K obligations within the applicable time period required by such form.

Section 5.11 Employee Matters.

(a) The parties have determined that they do not believe the Transfer Regulations will apply as a result of the transaction contemplated by this Agreement. Buyer will make offers of employment to those Target Employees it wishes to hire on terms which are overall no less favorable than their terms and conditions of employment immediately prior to the Closing Date, with such offers to take effect on the Closing Date, or, where required in non-EU jurisdictions to ensure continuity of service and avoid mandatory notice and/or severance pay for Seller, Buyer will effect the transfer of Accepting Employees by way of Employer Substitution. Seller shall procure that the Buyer is afforded reasonable access to the Target Employees for the purposes of making offers of employment. With effect from the Closing Date, Seller shall release any Accepting Employee from any obligation to give notice of termination of employment and from any post termination of employment restrictions to the extent necessary to enable an Accepting Employee to take up his or her employment with Buyer. If and to the extent that the Transfer Regulations apply to transfer the contracts of employment of any Accepting Employee(s) from Seller or any of its Affiliates to Buyer or any of its Affiliates or any Buyer Supplier, Buyer shall comply, and shall ensure that such Buyer Supplier complies, in all respects with its obligations under the Transfer Regulations, and the contracts of employment of the Accepting Employees shall have effect on and from the Closing Date as if originally made with Buyer or Buyer Supplier (as applicable).

(b) Without prejudice to the Buyer’s right to terminate the employment of any Accepting Employee at any time, and excluding any benefits that would not transfer under the Transfer Regulations, for at least one (1) year following the Closing Date, Buyer shall provide each Accepting Employee with compensation, benefits, and other terms and conditions of employment, that are, in the aggregate, no less favorable than their terms and conditions with Seller or its Affiliates immediately prior to Closing. Without limiting the generality of the foregoing, for at least one (1) year following the Closing Date, each Accepting Employee who remains employed by Buyer or any Affiliate shall be provided with a wage rate or base salary that is at least equal to the wage rate or base salary of the Accepting Employee immediately prior to the Closing Date. Notwithstanding the foregoing, to the extent that (i) any applicable Law, (ii) any collective bargaining agreement or other agreement with a works council or other employee representative group, (iii) any employment agreement or (iv) any unilateral undertaking (“engagement unilateral”) or customary practices (“usages”) would require Buyer to provide to any Accepting Employee any more favorable terms of employment than those otherwise provided for by this Section 5.11(b), then Buyer shall provide to such Accepting Employee such more favorable terms;

(c) Without prejudice to Buyer’s right to terminate the employment of any Accepting Employee at any time, for at least one year following the Closing Date, Buyer shall provide to each Accepting Employee full credit (including credit for any payments made by such Accepting Employee under any applicable benefit plan of the Buyer or any of its Affiliates and waiver of any limitations) for such Accepting Employee’s service with Seller or any of its Affiliates prior to the Closing Date for purposes of eligibility for and calculation of benefits (including vacation, notice and severance benefits) under any applicable law or benefit plan in which such Accepting Employee participates following the Closing Date to the same extent recognized by Seller or any of its Affiliates immediately prior to the Closing, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. The Seller shall indemnify Buyer and its Affiliates and any Buyer Supplier and keep them indemnified from and against all Losses arising in connection with or as a result of:

(i) the employment by Seller or any Seller Affiliate of the Accepting Employees (including, without limitation, any rights arising under or in relation to their contracts of employment and any remuneration or benefit accrued to the Accepting Employees) prior to the Closing Date;

(ii) any obligation of the Seller or any Seller Affiliate to inform and consult with the Accepting Employees or their representatives under the Transfer Regulations or other applicable law;

save in each case to the extent that such failure or Loss is caused by a failure of Buyer, Buyer Affiliate or Buyer Supplier to comply with its obligations under the Transfer Regulations or other applicable law; and

(iii) any claim made or brought against Buyer or any Buyer Affiliate or a Buyer Supplier that an Accepting Employee is entitled to Transferred Benefits.

(d) In the event of the termination of the employment of any Accepting Employee by the Buyer or any of its Affiliates prior to the first anniversary of the Closing Date, Buyer shall provide the Accepting Employee with severance pay and benefits calculated on the basis of the Accepting Employee’s combined period of service with the Seller and its Affiliates and Buyer and its Affiliates and on terms no less favorable than the greater of the severance pay and benefits to which the Accepting Employee (i) would have been entitled under any applicable severance plan, policy, practice, or arrangement of Seller or any local law or collective agreement applicable to such Accepting Employee immediately prior to the Closing Date or (ii) is entitled to under any applicable severance plan, policy, practice or arrangement of Buyer or any local law or collective agreement applicable to such Accepting Employee on the actual date of termination of the Accepting Employee’s employment (“Severance Pay”):

(i) In the event of the termination of the employment of any Accepting Employee by Buyer or any of its Affiliates after Closing but on or prior to May 31, 2013, Seller shall (without prejudice to Seller’s obligation to pay “Actual Expenses” under Section 6 of the Transitional Services and License Agreement) indemnify Buyer and its Affiliates and keep them indemnified for all Severance Pay arising from such termination.

(ii) In the event of the termination of the employment of any Accepting Employee by Buyer or any of its Affiliates after May 31, 2013 but on or prior to the first anniversary of the Closing Date Seller shall (without prejudice to Seller’s obligation to pay “Actual Expenses” under Section 6 of the Transitional Services and License Agreement) indemnify the Buyer and its Affiliates and keep them indemnified for X % of all Severance Pay arising from such termination. X shall be calculated on the basis of the following formula:

A ÷ B = C

C x 100 = X

where A is the duration of the Accepting Employee’s total length of service in complete weeks with Seller or any Seller Affiliate when such Accepting Employee was not engaged wholly or mainly in the Business;

and B is the duration of the Accepting Employee’s total combined length of service in complete weeks with Seller and its Affiliates and Buyer and its Affiliates.

Buyer shall and shall cause any Buyer Affiliate to use all reasonable efforts to mitigate any Severance Pay due including but not limited to cooperation with Seller and Seller’s Affiliates and ensuring that as far as is reasonably practicable any termination resulting in the payment of Severance Pay complies with applicable Laws, a fair procedure is followed and selection for dismissal is carried out in a non-discriminatory manner.

For the avoidance of doubt, in the event that Buyer or any Buyer Affiliate terminates the employment of any Accepting Employee after the first anniversary of the Closing Date, Buyer shall be responsible for all Severance Pay and Seller gives no indemnity with respect thereto.

(e) If, as a consequence of this Agreement the contract of employment of any Retained Employee is transferred to Buyer or any Buyer Affiliate or any Buyer Supplier by the Transfer Regulations or otherwise by operation of law (or liabilities in respect of any such person’s employment are transferred to the Buyer or any Buyer Affiliate or any Buyer Supplier) or it is alleged that this is the case, Buyer (or Buyer Affiliate or Buyer Supplier, as appropriate):

(i) shall notify Seller as soon as practicable after becoming aware of such transfer or allegation (or Seller shall notify Buyer if Seller becomes aware);

(ii) shall cooperate with Seller (and Seller shall co-operate with such Buyer, Buyer Supplier or Buyer Affiliate ) and encourage such Employee to accept any offer of employment made by Seller;

(iii) may elect to challenge such contention that the Transfer Regulations apply and/or terminate such contract of employment provided that Seller has had an opportunity to offer employment to such Retained Employee and the Retained Employee has had a reasonable opportunity to consider such offer and (subject to any applicable Laws and subject to the Retained Employee in question having alleged a transfer and the Buyer being aware of this) such termination is no later than 90 days after the Closing Date;

(iv) shall use all reasonable efforts to mitigate any Losses arising from such termination including but not limited to cooperation with Seller and Seller’s Affiliates and ensuring that as far as is reasonably practicable such termination complies with applicable Laws, a fair procedure is followed and selection for dismissal is carried out in a non-discriminatory manner.

(f) Subject to and conditional upon Buyer’s (or Buyer Affiliate’s or Buyer Supplier’s) compliance in all material respects with Sections 5.11(e)(i) to (iii) (with Buyer having a reasonable period to cure such non-compliance, where capable of cure), Seller shall indemnify Buyer (for itself and on behalf of its Affiliates and any Buyer Supplier) and keep Buyer indemnified from and against all Losses which Buyer, any Buyer Affiliate or Buyer Supplier suffers or incurs in connection with or as a result of the transfer of the contract of employment of any Retained Employee to Buyer (or such Buyer Affiliate or Buyer Supplier) as a consequence of this Agreement, howsoever and whenever arising relating to:

(i) the contract of employment of any such Retained Employee or its termination; and

(ii) any duty or liability of Buyer or any Buyer Affiliate or any Buyer Supplier to any such Retained Employee or that Employee’s representative(s), in relation to any matter whatsoever, including, without limitation:

(1) salaries or wages, accrued holiday pay, expenses, benefits (including) Employee Benefit Plans, or payments relating thereto;

(2) any claim for pay in lieu of notice, damages for wrongful, unfair or void dismissal, redundancy pay or other severance payment to which the Retained Employee is entitled and compensation for dismissal payable in accordance with any applicable Laws (including any such claim arising from a dismissal or constructive dismissal which is deemed to have been effected by Buyer or a Buyer Affiliate or a Buyer Supplier as a result of the Transfer Regulations) and any claim regarding the absence of a transfer or arising from any order to reinstate or reemploy such Retained Employee;

(3) any claim arising from any failure to inform and consult with the Retained Employee or the Retained Employee’s representatives in accordance with the Transfer Regulations or otherwise;

(4) any liability in relation to the Retained Employee arising from acts and omissions of Seller or any Seller Affiliate or any Seller subcontractor which occur prior to the Closing Date which transfers to Buyer or a Buyer Affiliate or a Buyer Supplier pursuant to the Transfer Regulations; and

(5) any claim made or brought against Buyer or a Buyer Affiliate or a Buyer Supplier that such Retained Employee is entitled to Transferred Benefits.

If Buyer fails to use (or fails to cause any Buyer Affiliate or Buyer Supplier to use) all reasonable efforts to mitigate in accordance with Section 5.11(e)(iv) the indemnity in this Section 5.11(f) shall not apply in respect of any Losses which are incurred as a result of such failure. All reasonable out of pocket costs incurred by the Buyer in using all reasonable efforts to mitigate shall be reimbursed by Seller.

(g) The parties agree that any Losses incurred by a Buyer Supplier shall be deemed to be Losses incurred by Buyer for the purposes of the indemnities in Section 5.11 above and shall be recoverable by Buyer as such.

(h) Nothing in this Agreement is intended to confer on any entity or individual who is not a party to this Agreement (including any Employees) any rights whatsoever. Further, nothing in this Agreement is intended to create any obligation to pay any Severance Pay that an Accepting Employee is not entitled to (for instance, if as a result of the underlying reason for the termination of an Accepting Employee, no Severance Pay is owed).

(i) Buyer shall, and shall cause any Buyer Affiliate or Buyer Supplier to, co-operate with Seller, and Seller shall and shall cause any Seller Affiliate or Seller sub-contractor to co-operate in relation to providing such evidence as the other may reasonably require to support a contention that the Transfer Regulations are not applicable.

(j) Seller will discharge any liability to pay any retention or one-off payment (together with all taxes, charges and other levies relating to such payment) relating to or arising as a result of this Agreement or the transactions contemplated hereby that is or becomes due or payable to any Accepting Employee or Subsequently Accepting Employee.

Section 5.12 Transitional Services and License Agreement. At the Closing, Parent and the Buyer shall enter into a Transitional Services and License Agreement in the form of Exhibit C attached hereto (the “Transitional Services and License Agreement”).

Section 5.13 Confidentiality. Subject to the requirements of applicable law and regulations, each party to this Agreement shall maintain in confidence (a) the provisions of this Agreement and (b) all information received from another party as a result of any due diligence investigation conducted relative to the execution of this Agreement (collectively, the “Confidential Information”) and shall use such information only in connection with evaluating the transactions contemplated hereby, provided that the Buyer may use any such information related solely to the Purchased Assets or the Business and not to any other business of Seller and its Affiliates as it reasonably deems appropriate after the Closing; provided further that each party may disclose any Confidential Information solely to the extent required by applicable law in order to comply with any law applicable to such party (including without limitation any laws relating to Taxes or disclosure or financial reporting obligations), or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to such party in the course of any litigation, investigation or administrative proceeding; provided, further, that, if any party to this Agreement becomes legally compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar judicial or administrative process to disclose any Confidential Information, such party shall provide the remaining parties with prompt prior written notice of such requirement and, to the extent reasonably practicable, cooperate with the other parties to obtain a protective order or similar remedy to cause the Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, the disclosing party shall furnish only that portion of the Confidential Information that has been legally compelled, and shall exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such disclosed Confidential Information. The obligation of confidentiality and non-use shall not apply to any information which (i) is or becomes generally available to the public through no fault of the receiving party, (ii) is independently developed by the receiving party or (iii) is received in good faith from a third party who is lawfully in possession of such information and has the lawful right to disclose or use it. In the event of the termination of this Agreement, Buyer shall return to the Seller (or destroy and certify such destruction to the Seller in writing) all documents and materials (and reproductions thereof, electronic copies or otherwise) furnished to Buyer or its Affiliates or representatives in connection with this Agreement for the transactions contemplated hereby.

Section 5.14 Legal Conditions to Transaction. Seller, Parent and its Affiliates and Buyer shall take commercially reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the transactions contemplated by this Agreement (which actions shall include, without limitation, filing and furnishing all information required under any antitrust or competition laws, if required), and in connection therewith shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them or any of their Subsidiaries in connection with the transactions contemplated by this Agreement. Seller, Parent and its Affiliates and Buyer shall (i) take commercially reasonable actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority or other third party, required to be obtained or made by the Seller, Parent or its Affiliates for any of the conditions set forth in Article VI to be satisfied (any of the foregoing, an “Approval”) or the taking of any action required in furtherance thereof or otherwise contemplated thereby or by this Agreement, (ii) diligently oppose or pursue any rehearing, appeal or other challenge which may be available to it of any refusal to issue any Approval or of any order or ruling of any Governmental Authority which may adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby or to take any action contemplated by any Approval until such time as such refusal to issue any Approval or any order or ruling has become final and non-appealable, and (iii) diligently oppose any objections to, appeals from or petitions to reconsider or reopen any Approval or the taking of any action contemplated thereby or by this Agreement. Notwithstanding the foregoing, neither Parent and its Affiliates or Buyer and its Affiliates shall be required to agree to waive any rights or to accept any limitation on its operations or to dispose of any material assets in connection with obtaining any such consent, authorization, order, Approval or exemption.

Section 5.15 Public Announcements. Buyer and Parent will consult with each other and will mutually agree (the agreement of each party not to be unreasonably withheld) upon the content and timing of any press release or other public statement with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations; provided, however, that Buyer and Parent will give prior notice to the other party of the content and timing of any such press release or other public statement required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations.

Section 5.16 Bulk Sales Compliance. From and after the Closing Date, the Seller and its Affiliates shall comply with all laws relating to bulk sales related to the sale of the Purchased Assets.

Section 5.17 Non-Interference. With respect to the national football clubs of Canada, Peru, Norway and Ireland and with respect to the Colo Colo football club in Chile (collectively, the “Designated Sponsored Parties”), to the extent that such Designated Sponsored Parties are and remain parties to exclusive sponsorship agreements with Seller or any licensees of Seller, during the existing term and, except with respect to the Colo Colo football club in Chile, the first renewal term of such agreements, after the Closing, Parent will not interfere, and will prevent its Affiliates from interfering, with such contractual relationship by soliciting the Designated Sponsored Parties to terminate their agreement with Seller or the applicable Seller licensee.

ARTICLE VI

CLOSING CONDITIONS

Section 6.1 Conditions to each Party’s Obligations under this Agreement. The respective obligations of each of the parties to this Agreement shall be subject to the fulfillment at or prior to the Closing of the condition that no law, statute, ordinance, order, constitution, charter, treaty, rule or regulation, or injunction, restraining order or other ruling or order issued by any court of competent jurisdiction or Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect nor shall any claim have been instituted by any Governmental Authority and remain pending or have been threatened in writing and remain so at what would otherwise be the Closing Date, that prohibits or restricts or would (if successful) prohibit or materially restrict the transactions contemplated by this Agreement or materially and adversely impact the Purchased Assets following the Closing Date (and, without limiting the generality of the foregoing, any waiting period under applicable antitrust or competition laws shall have expired or been terminated, and any approvals required under such laws shall have been obtained).

Section 6.2 Conditions to the Obligations of Buyer under this Agreement. The obligations of Buyer under this Agreement shall be further subject to the satisfaction, at or prior to the Closing, of the condition that:

(a) (i) The obligations of the Seller, Parent and their Affiliates required to be performed by them on or prior to the Closing pursuant to this Agreement shall have been duly performed and complied with in all material respects, (ii) the representations and warranties of the Parent, Seller and International Subsidiary contained in this Agreement shall be true and correct (disregarding any qualifications as to materiality or Material Adverse Effect qualifications therein) as of the date of this Agreement and as of the Closing (except as to any representation or warranty which specifically relates to an earlier date, which shall only be required to be true on and as of such date), except as would not reasonably be expected to have a Material Adverse Effect, and (iii) Buyer shall have received a certificate to that effect signed by an officer of Parent;

(b) The permits, consents, waivers, clearances, approvals and authorizations of all third parties and Governmental Authorities set forth on Schedule 6.2(b) shall have been obtained; and

(c) The Parent, Seller or its applicable Affiliate shall have executed and delivered (or caused to be delivered) to Buyer all of the items set forth under Section 7.1(a).

(d) A Material Adverse Effect shall not have occurred.

Section 6.3 Conditions to the Obligations of Parent and Seller under this Agreement. The obligations of Parent and the Seller under this Agreement shall be further subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a) (i) Each of the obligations of Buyer required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, (ii) the representations and warranties of Buyer contained in this Agreement shall be true and correct (disregarding any qualifications as to materiality therein) in all material respects as of the date of this Agreement and as of the Closing (except as to any representation or warranty which specifically relates to an earlier date, which shall only be required to be true on and as of such date), and (iii) Parent shall have received a certificate to that effect signed by an officer of Buyer;

(b) The permits, consents, waivers, clearances, approvals and authorizations of all third parties and Governmental Authorities set forth on Schedule 6.2(b) shall have been obtained; and

(c) Buyer shall have executed and delivered to the Seller and Parent, as applicable, all of the items set forth under Section 7.1(b) and (c).

ARTICLE VII

CLOSING

Section 7.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Blank Rome LLP, 405 Lexington Avenue, New York, New York 10174, no later than two (2) business days after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time and place and on such other date as Buyer and the Seller shall agree (the “Closing Date”), provided, that Buyer may, by written notice to Seller, delay the Closing Date until the earlier to occur of November 30, 2012 and three (3) business days after closing (and actual receipt of the proceeds) of its next financing (and Buyer agrees to use all reasonable efforts to close such financing promptly, notify Parent promptly of any material developments with respect to such financing, including without limitation, of the closing thereof, and provide Parent with such information as to such financing as Parent shall reasonably request), provided, further, that if Buyer reasonably requires more time to complete such financing, Seller agrees that Buyer may, by written notice to Seller, delay the Closing Date until the earlier to occur of December 28, 2012 and the closing of such financing (it being agreed, however, that in such circumstance, if any Closing condition set forth in Sections 6.2(a)(ii), (b) or (d) above were satisfied on and as of November 30, 2012, such Closing conditions shall automatically be deemed satisfied thereafter). At the Closing:

(a) Seller shall deliver or cause to be delivered to Buyer the following:

(i) the certificates described in Sections 6.2(a);

(ii) properly executed bills of sale, certificates of title or other instruments of conveyance of title, in form reasonably acceptable to Buyer, sufficient to pass title to the Purchased Assets, free and clear of all Encumbrances, except for permitted Encumbrances set forth on Schedule 7.1(a)(ii), including without limitation, (A) the IP Assignment Agreements, and (B) an assignment agreement or novation agreement in reasonable and customary form and consistent with the terms hereof, signed by Seller, and in the case of novation agreements, the counterparty to the applicable Assigned Contract, with respect to each Assigned Contract to the extent consent to assignment (where required) or novation has been obtained by Seller as of the Closing;

(iii) copies of the resolutions or excerpts from minutes of the meeting of the board of directors of Parent and minutes of the meetings of the board of directors and shareholders (if applicable) of Seller and International Subsidiary and their applicable Affiliates authorizing the execution and performance of this Agreement, each certified by an officer of each such entity;

(iv) a certificate, dated no earlier than five (5) days prior to the Closing Date, indicating that Seller and the International Subsidiary are each active on the record of its respective jurisdiction of formation;

(v) copies or originals of all files, papers, books and records, licenses, permits, approvals, applications, correspondence, and other documents relative to the Purchased Assets;

(vi) the Transitional Services and License Agreement, signed by Parent;

(vii) all Encumbrances, except for permitted Encumbrances set forth on Schedule 7.1(a)(vii), with respect to the Purchased Assets shall be discharged prior to the Closing and all the Purchased Assets shall be delivered at the Closing free and clear of any Encumbrances;

(viii) the permits and consents set forth on Schedule 6.2(b); and

(ix) all other previously undelivered documents required to be delivered by Seller to Buyer at or prior to the Closing pursuant to the terms of this Agreement.

(b) Buyer shall deliver or cause to be delivered to the Seller the following:

(i) the certificate described in Section 6.3(a);

(ii) the Transitional Services and License Agreement, signed by Buyer;

(iii) the assignment agreements and novation agreements described in Section 7.2(a)(ii)(B), signed by Buyer, with respect to each Assigned Contract to the extent consent to assignment (where required) or novation has been obtained by Seller as of the Closing;

(iv) all other previously undelivered documents required to be delivered by Buyer to the Seller at or prior to the Closing pursuant to the terms of this Agreement.

(c) Buyer shall pay to Seller, by wire transfer of immediately available funds, the Buyer Closing Payment and cause the Escrow Agent to deliver the Deposit to the Seller.

ARTICLE VIII

TERMINATION AND ABANDONMENT

Section 8.1 Termination. This Agreement may only be terminated and the transactions contemplated hereby may only be abandoned (at any time prior to the Closing):

(a) by mutual consent of the Parent and Buyer; or

(b) by either the Parent or Buyer:

(i) if a court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable;

(ii) if the Closing shall not have occurred on or before December 31, 2012 (the “Termination Date”); provided, however, that (i) the right to terminate this Agreement shall not be available to any party whose delay or breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date and (ii) if applicable, if the waiting period under any antitrust or competition law shall not have expired or been terminated, or any approval required under any such law shall not yet have been obtained, then such date shall be extended for a period of thirty (30) days.

(iii) by Buyer, if there has been a material misrepresentation, breach of warranty or breach of covenant by Seller, Parent or International Subsidiary in the representations, warranties and covenants set forth in this Agreement which (i) would result in a failure of a condition set forth in Section 6.2 and (ii) cannot be cured prior to the Termination Date; provided that Buyer is not then in breach of this Agreement such that any of the conditions set forth in Section 6.1 or Section 6.2 would not be satisfied; or cannot be cured prior to the Termination Date; and

(iv) by Parent, if there has been a material misrepresentation, breach of warranty or breach of covenant by Buyer in the representations, warranties and covenants set forth in this Agreement which (i) would result in a failure of a condition set forth in Section 6.3 and (ii) cannot be cured prior to the Termination Date; provided that neither Seller, Parent or International Subsidiary is then in breach of this Agreement such that any of the conditions set forth in Section 6.1 or Section 6.3 would not be satisfied; or cannot be cured prior to the Termination Date.

Section 8.2 Procedure and Effect of Termination.

(a) In the event of termination and abandonment of the transactions contemplated hereby pursuant to Section 8.1, written notice thereof shall forthwith be given to the other party to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by either of the parties hereto. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement resulting from such termination, except that such termination shall not relieve any party of liability for any pre-termination breach or failure to perform in accordance with the terms hereof, and the provisions of Sections 5.13, 5.15, 5.17, 8.1(b), 8.2 and 11.4 shall remain in full force and effect.

(b) Notwithstanding the foregoing, if the Parent elects to terminate this Agreement pursuant to Section 8.1(b)(iv) as a result of Buyer’s failure to deliver the Purchase Price, then Buyer shall direct the Escrow Agent to pay the Deposit, as well as any interest and any other income earned thereon, to the Parent. For the avoidance of doubt, the Deposit is intended as security and not as liquidated damages or a termination fee payable in lieu of the remedy of specific performance as provided for by Section 11.19, and Parent and Buyer agree that Parent shall have the right to retain the Deposit and continue to seek specific performance of Buyer’s obligation to pay the remainder of the Purchase Price and otherwise consummate the transactions contemplated hereby and/or seek damages for any breach hereof, provided that the amount of the Deposit retained by Parent shall be credited towards the Purchase Price or such damages.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnity. Subject to the overall limitations, the minimum amounts and the time limitations set forth in Section 9.4 and 11.7 hereto, and subject to the provisions in Article 10 in respect of VAT, Parent, Seller and International Subsidiary (each a “Seller Indemnifying Party”) will jointly and severally indemnify and hold Buyer and its Affiliates, and its or their respective permitted successors and assigns, together with its or their respective shareholders, directors, officers, employees, agents and representatives (each a “Buyer Indemnified Party”) harmless from and with respect to any and all claims, lawsuits, liabilities, losses, damages, costs and expenses, including without limitation the reasonable fees and disbursements of counsel and all amounts reasonably paid in investigation, defense or settlement of any of the foregoing (collectively, a “Loss” or “Losses”) arising out of any inaccuracies or misrepresentations in any representation or warranty or breach of any covenant or agreement made by Parent, Seller or International Subsidiary in this Agreement or in any other Document delivered pursuant to this Agreement as of the Closing Date, any of the matters identified on Schedule 9.1 hereto and any Retained Liability; and Buyer (“Buyer Indemnifying Party”) will indemnify and hold Parent, Seller and their Affiliates, and their respective permitted successors and assigns, together with its or their respective shareholders, directors, officers, employees, agents and representatives (each a “Seller Indemnified Party”) harmless from and with respect to any and all Losses arising out of any inaccuracies or misrepresentations in any representation or warranty or breach of any covenant or agreement made by Buyer in this Agreement or in any other Document delivered pursuant to this Agreement as of the Closing Date, any Assumed Liability, and any use by Buyer or its Affiliates of the historical samples and kits described in Section 2.2(a).

Section 9.2 Third Party Claims. In the event that Indemnified Party desires to make a claim against Indemnifying Party under Section 9.1 above in connection with any action, suit, proceeding or demand at any time instituted against or made upon Indemnified Party by any third party for which Indemnified Party may seek indemnification hereunder (a “Third Party Claim”), Indemnified Party shall promptly notify Indemnifying Party of such Third Party Claim and of Indemnified Party’s claim of indemnification with respect thereto. Indemnifying Party shall have thirty (30) days after receipt of such notice to notify Indemnified Party in writing if it has elected to undertake, conduct and control, through counsel of their own choosing (subject to the consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed) and at their sole risk and expense, the good faith settlement or defense of such Third Party Claim, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided: (a) all settlements require the prior reasonable consultation with the Indemnified Party and the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, and (b) the Indemnified Party shall be entitled to participate in such settlement or defense through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall be borne by the Indemnified Party. So long as the Indemnifying Party is contesting any such Third Party Claim in good faith, the indemnified party or parties shall not pay or settle any such Third Party Claim; provided, however, that notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such Third Party Claim at any time, provided that in such event they shall waive any right of indemnification therefor by the Indemnifying Party. If the Indemnifying Party does not make a timely election to undertake the good faith defense or settlement of the Third Party Claim as aforesaid, or if the Indemnifying Party fails to proceed with the good faith defense or settlement of the matter after making such election, then, in either such event, the Indemnified Party shall have the right to contest, settle or compromise (provided that all settlements or compromises require the prior reasonable consultation with the Indemnifying Party and the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed) the Third Party Claim at their exclusive discretion, at the risk and expense of the Indemnifying Party.

Section 9.3 Assistance. Regardless of which party is controlling the defense of any Third Party Claim, each party shall act in good faith and shall provide reasonable documents and cooperation to the party handling the defense.

Section 9.4 Limitations of Liability.

(a) Indemnifying Party shall not be required to indemnify Indemnified Party hereunder for any Loss arising under this Article IX, except to the extent that (i) an individual Loss exceeds $100,000, and that (ii) the aggregate amount of Losses for which Indemnified Party is entitled to indemnification pursuant to this Article IX hereto exceeds an amount equal to $2,250,000 (the “Basket”) (it being understood and agreed that the Basket is intended as a deductible, and accordingly the Indemnifying Party shall only be liable if and to the extent that Losses exceed the Basket), provided, however, that the limitations set forth in this Section 9.4(a) shall not apply to indemnification claims arising from (A) any breach of any representation or warranty contained in Sections 3.1 (Organization and Qualification), 3.2 (Authorization), 3.8 (Title), 3.16 (Broker’s Fees and Commissions), and 3.17 (Labor Matters), (B) the indemnities given by the Seller in Section 5.11 (Employee Matters) (C) any covenants made by the Seller herein, (D) the Retained Liabilities or (E) any acts of fraud, intentional misrepresentation or intentional and knowing breach of the Parent, Seller or International Subsidiary, and provided further, that any Losses from indemnification claims arising from any one or more breach(es) of Section 3.7 (Contracts) shall be payable only to the extent the aggregate amount of such Losses exceeds $250,000 or the remaining amount of the Basket.

(b) The aggregate amounts payable by Indemnifying Party with respect to all claims for indemnification shall not exceed $22,500,000, provided that the limitations set forth in this Section 9.4(b) shall not apply to indemnification claims arising from (A) any breach of any representation or warranty contained in Sections 3.1 (Organization and Qualification), 3.2 (Authorization), Section 3.7 (Contracts), 3.8 (Title), 3.16 (Broker’s Fees and Commissions), and 3.17 (Labor Matters), (B) the indemnities given by the Seller in Section 5.11 (Employee Matters) (C) any covenants of the Seller, (D) the Retained Liabilities or (E) any acts of fraud, intentional misrepresentation or intentional and knowing breach of the Seller.

(c) Notwithstanding anything else to the contrary set forth herein, no party hereto shall be liable for any punitive, special, consequential, incidental or exemplary damages, other than any such damages that are actual Losses in connection with a Third Party Claim. The amount of any and all Losses shall be determined net of (i) any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Losses, in each case, net of costs of collection and related premium increases thereunder, and (ii) any Tax benefits (whether through a refund or a reduction in Taxes otherwise payable) actually realized by the Indemnified Party with respect to the facts or circumstances giving rise to such Losses. Notwithstanding anything to the contrary contained herein, the determination of whether an Indemnified Party has realized a Tax benefit (and the determination of the amount of any such Tax benefit) shall be made in the Indemnified Party’s sole discretion exercised in good faith, and an Indemnifying Party shall have no rights to review the Tax Returns of an Indemnified Party pursuant to this Section 9.4(c). If requested by the Indemnifying Party in writing, the Indemnified Party shall provide to the Indemnifying Party promptly following such determination a certificate of the CFO or treasurer of the Indemnified Party stating whether the Indemnified Party realized a Tax benefit and the amount of any such Tax benefit.

Section 9.5 Scope of Liability. Buyer acknowledges and agrees that in the absence of fraud, intentional misrepresentation or knowing and intentional breach, its sole remedy against the Parent or Seller for any matter arising out of the transactions contemplated by this Agreement is set forth in Section 9.1 hereto and that, except to the extent Buyer has asserted a claim for indemnification prior to the applicable Liability Termination Date, Buyer shall have no remedy against the Parent or Seller or any of their Affiliates for any breach of any provision of this Agreement. In no event shall Parent or Seller have any liability for Losses arising from the use of the Purchased Assets after the Closing (other than such Losses attributable to a breach of the representations and warranties of Parent hereunder or related to a Retained Liability) and in no event shall Parent or Seller have any liability to Buyer with respect to any matter arising out of or contemplated by this Agreement in an amount in excess of the Purchase Price.

Section 9.6 Tax Treatment. For U.S. federal and applicable state income tax purposes, and to the extent permitted by law in the United Kingdom and other relevant jurisdictions, the parties shall report and treat any payments made under this Article IX as an adjustment to the Purchase Price.

ARTICLE X

VAT AND TAX MATTERS

10.1 For VAT purposes, the Seller warrants that neither it nor the International Subsidiary are established or based outside the UK or Singapore. All sums or other consideration payable by the Buyer to the Seller pursuant to or in connection with this Agreement are exclusive of VAT which if properly chargeable shall be payable by the Buyer in addition at the appropriate rate. Seller will issue an invoice to Global Buyer in conformity with art 226 Council Directive 2006/112/EC, subject to the Global Buyer providing the Seller with all details required from the Global Buyer to do so including the Global Buyer’s full name and address and VAT registration number.

10.2 Based on the Global Buyer’s representations in Section 10.4, the sale of UK IP is to be treated a supply of services supplied to the Buyer in The Grand Duchy of Luxembourg and as such outside the scope of UK VAT. If and to the extent that VAT is chargeable or non-recoverable on the sale of the UK IP or otherwise on any assets the Buyer shall, against delivery of a VAT invoice in addition to any amount expressed in the Agreement to be payable by the Buyer, pay to the Seller such VAT (including any penalties and interest, other than penalties or interest arising solely from the failure of the Seller to account promptly for VAT to any relevant Tax Authority following that Seller having been placed in the appropriate amount of funds for that purpose by the Buyer). In case Luxembourg VAT becomes non-recoverable arising from a failure of the Seller to provide a valid VAT invoice having been provided with all necessary information by the Global Buyer to do so, such non-recoverable VAT amount (including any penalties and interest) will be paid by the Seller to the Buyer provided that the Global Buyer will first provide the Seller with a reasonable opportunity to remedy the Seller’s alleged failure.

10.3 If any amount paid by the Buyer to the Seller in respect of UK VAT pursuant to this Agreement is subsequently found to have been paid in error, the Seller shall if the Seller has not yet accounted for such UK VAT to HM Revenue and Customs promptly repay such amount to the Buyer, and if the Seller has already so accounted then the Seller shall at the expense of the Buyer use all reasonable efforts to obtain repayment thereof from HM Revenue and Customs, and forthwith on receiving payment from HM Revenue and Customs shall pay to the Buyer the amount repaid (including any interest).

10.4 The Global Buyer warrants to the Seller that it is a relevant business person in The Grand Duchy of Luxembourg and (without limitation to the generality of the foregoing):

(a) the Global Buyer is a taxable person within the meaning of Article 9 of the Council Directive 2006/112/EC;

(b) the Global Buyer is acquiring the UK IP for the purpose of a business to be carried on in Luxembourg;

(c) the Global Buyer is registered for VAT purposes in Luxembourg or as a result of the acquisition of the UK IP will become registered for VAT in Luxembourg, effective from a date on or before the acquisition of the UK IP and will operate the reverse charge in The Grand Duchy of Luxembourg in respect of the acquisition of UK IP for Luxembourg VAT purposes.

10.5 Each of the parties to this Agreement undertakes that they will on request co-operate with the other party in connection with any VAT liability under this Agreement.

10.6 The Buyer shall bear the cost of all Transfer Taxes arising on the transfer of the Purchased Assets under this Agreement. The Buyer shall be responsible for arranging the payment of all such Transfer Taxes, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with such payment.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.1 Amendment and Modification. This Agreement may be amended, modified, superseded, supplemented or cancelled by a written instrument signed by all of the parties hereto.

Section 11.2 Waiver of Compliance; Consents. Any failure of Buyer, on the one hand, or of Seller, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived in writing by Seller or Buyer, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

Section 11.3 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

Section 11.4 Expenses and Obligations. All costs and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement by Buyer shall be paid by Buyer, and all costs and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement by the Seller shall be paid by the Seller.

Section 11.5 Further Assurances.

(a) From time to time after the Closing Date, without further consideration at Buyer’s reasonable request upon reasonable notice and without material disruption of Seller’s business, Seller will promptly execute and deliver all such further Documents or perform such acts as Buyer may reasonably request in order to more fully consummate the transactions contemplated herein and in order to more effectively vest, transfer, confirm, protect and defend the right, title and interest of Buyer in the Purchased Assets and to assist Buyer in exercising its rights and privileges with respect thereto.

(b) After the Closing Date, Seller shall deliver to Buyer all notices, correspondence and other items relating to the Purchased Assets which are from time to time received by them or are in their possession.

(c) After the Closing Date, in the event that any party becomes aware of any assets owned by Parent, Seller, International Subsidiary or their Affiliates which such party reasonably believes should have been included in the Purchased Assets, including any Intellectual Property used exclusively or principally in connection with the Business previously acquired by Seller, International Subsidiary, Parent and its Affiliates that is still owned by Seller or its Affiliates and has not been cancelled, allowed to lapse or expire, or otherwise disposed of in the ordinary course of business, such party shall notify the other parties hereunder and, assuming such assets are of the types described in Section 2.1(a)(i), (ii) or (iii) and are used exclusively or principally in connection with the Business, shall cooperate in good faith to transfer those assets to Buyer without any further consideration and otherwise upon the terms hereof.

Section 11.6 Parties in Interest. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each party hereto, and except as set forth in Article IX hereof, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 11.7 Survival of Representations and Warranties, etc.

(a) Except for the representations and warranties contained in Sections 3.1 (Organization and Qualification), 3.2 (Authorization), 3.8 (Title), 3.10 (Taxes),3.16 (Broker’s Fees and Commissions), and 3.17 (Labor Matters) and the indemnities given by the Seller at Section 5.11 (Employee Matters) which shall survive until the expiration of the applicable statute of limitations , the representations and warranties made in this Agreement shall survive for a period of one (1) year after the Closing Date (the “Liability Termination Date”).

(b) Save for the indemnities given by the Seller at Section 5.11 (Employee Matters) which shall survive until the expiration of applicable statute of limitations, Buyer agrees that on and after the Liability Termination Date (i) each of Parent, Seller and their respective Affiliates shall have no liability or responsibility whatsoever to any person, including without limitation Buyer, for, and (ii) Buyer unconditionally releases each of Parent, Seller and their respective Affiliates from, any liability or obligation of, or relating to, each of Parent, Seller or their respective Affiliates of whatever kind or nature, whether contingent or absolute, whether arising prior to, on or after, and whether determined or indeterminable on, the Liability Termination Date, and whether or not specifically referred to in this Agreement, including, without limitation, liabilities and obligations (x) relating to this Agreement and the transactions contemplated hereby, (y) arising out of or due to any inaccuracy of any representation or warranty made by Parent or Seller or the breach of any covenant, undertaking or other agreement of Parent or Seller contained in this Agreement and (z) relating to any violation of any present or future Environmental Law (all of the foregoing liabilities and obligations being collectively referred to herein as the “Liabilities”), except pursuant to Sections 5.14 and 11.4 hereof. Notwithstanding the foregoing, any claim for indemnification pursuant to Article IX for which notice is given prior to the Liability Termination Date shall survive until such claim is fully and finally resolved.

(c) This Section 11.7 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Closing Date.

Section 11.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon the earlier of delivery thereof if by hand, upon receipt if sent by mail (registered or certified, postage prepaid, return receipt requested), on the second next business day after deposit if sent by a recognized overnight delivery service, upon transmission if sent by telecopy or facsimile transmission (with request of assurance of receipt in a manner customary for communications of such type), as follows:

(a) If to Buyer, to:

Iconix Brand Group, Inc.

1450 Broadway, 4th Floor

New York, New York 10018

Attention:     Neil Cole, CEO

Facsimile:     (212) 391-0127

with a copy to:

Blank Rome LLP

405 Lexington Avenue

New York, New York 10174

Attention: Robert J. Mittman, Esq.

Facsimile: (212) 885-5001

(b) If to the Seller, to:

Nike, Inc.

One Bowerman Drive

Beaverton, OR 97005

Attention:     Hilary K. Krane, Esq., General Counsel

Facsimile:     (503) 671-6455

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, California 94301

Attention:     Kenton King, Esq.

Facsimile:     (650) 798-6527

Section 11.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 11.10 Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.11 Entire Agreement. This Agreement and the Disclosure Schedules and exhibits attached hereto, the Escrow Agreement and the Confidentiality Agreement, dated June 27, 2012 between Buyer and Parent, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein or therein. There are no agreements, representations, warranties or covenants other than those expressly set forth herein or therein. This Agreement and the Disclosure Schedules and exhibits attached hereto supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 11.12 Assignment. This Agreement shall not be assigned directly or indirectly by operation of law, change of control of a party or otherwise without the prior written consent of the other party; provided that Buyer may assign its rights under this Agreement to any wholly owned subsidiary of Buyer, but no such assignment shall relieve Buyer of its obligations hereunder. Nothing in this Agreement, unless otherwise expressly provided, is intended to confer upon any Person, other than the parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 11.13 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

Section 11.14 Exhibits and Schedules. The exhibits and schedule to this Agreement are a part of this Agreement as if set forth in full herein. Without limiting the generality of any provisions of this Agreement, the inclusion of any Contracts, liabilities, obligations or other matters in respect of the Seller on any schedules to this Agreement shall not, in any way, create a presumption that such Contracts, liabilities, obligations and other matters constitute Assumed Liabilities hereunder, except as expressly set forth in Section 2.2 of this Agreement.

Section 11.15 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts-of-laws rules thereof.

Section 11.16 Jurisdiction and Venue. The parties hereto agree that any suit, action or proceeding arising out of or relating to this Agreement shall be instituted only in a federal or state court located in Portland, Oregon, if Seller or Parent is a defendant in such matter or in New York, New York, if the Buyer is the defendant in such matter. Each party waives any objection it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, and irrevocably submits to the jurisdiction of any such courts in any such suit, action or proceeding.

Section 11.17 Management Presentation; Disclaimer of Projections. Seller and Parent make no representations or warranties to Buyer except as specifically made in this Agreement. In particular, Seller and Parent make no representation or warranty to Buyer with respect to (a) the information set forth in the confidential information memorandum or management presentations distributed in connection with the transactions contemplated hereby, or (b) any financial projection or forecast relating to Seller or the Purchased Assets. With respect to any such projection or forecast delivered by or on behalf of Seller and Parent to Buyer, Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it and (iv) it shall have no claim against the Seller or Parent with respect thereto.

Section 11.18 Interpretation. If there is any discrepancy between this Agreement and any Document delivered pursuant to this Agreement, the terms of this Agreement shall govern.

Section 11.19 Specific Performance. The parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached. It is hereby agreed that the parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief and other equitable relief, without the necessity of proving the inadequacy of money damages as a remedy, and the parties further hereby agree to waive any requirement for the securing or posting of a bond in connection with the obtaining of such injunctive or other equitable relief. Such remedies, and any and all other remedies provided for in this Agreement, shall, however, be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any party may otherwise have. Each of the parties hereby acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each of the parties further acknowledges and agrees that injunctive relief and/or specific performance will not cause an undue hardship to such party.

Section 11.20 Iconix Guarantee. Iconix hereby guarantees the prompt payment and performance of all of Buyer’s obligations under the Agreement, if and when due or required under, and subject in all respects to, the terms and conditions of the Agreement, including, without limitation, any limitation of liability that would otherwise be applicable to Buyer. Under no condition shall Iconix’s obligations hereunder be greater than the obligations of Buyer under this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.

UMBRO INTERNATIONAL LIMITED		NIKE, INC.

By:	/s/ Grant W Hanson	By:	/s/ John F. Coburn III
Name:	Grant W Hanson	Name:	John F. Coburn III
Title:	Director	Title:	Corporate Secretary

NIKE GLOBAL SERVICES PTE. LTD.

		By:	/s/ John F. Coburn III
		Name:	John F. Coburn III
		Title:	Director

ICONIX BRAND GROUP, INC.		ICONIX LUXEMBOURG HOLDINGS SÀRL

By:	/s/ Neil Cole	By:	/s/ Neil Cole
Name:	Neil Cole	Name:	Neil Cole
Title:	Chairman of the Board & CEO	Title:	Class A Manager

and

		By:	/s/ Yehuda Shmidman
		Name:	Yehuda Shmidman
		Title:	Class A Manager

UMBRO IP HOLDINGS LLC

		By:	/s/ Neil Cole
		Name:	Neil Cole
		Title:	Authorized Person

SCHEDULES

SCHEDULE 2.1(A)(I)	ASSIGNED IP ASSETS

SCHEDULE 2.1(A)(III)	ASSIGNED CONTRACTS

SCHEDULE 2.1(B)	EXCLUDED ASSETS

SCHEDULE 2.2 (A)	ADDITIONAL ASSUMED LIABILITIES

SCHEDULE 5.1	CONDUCT PRIOR TO CLOSING

SCHEDULE 5.11	ACCEPTING EMPLOYEES

SCHEDULE 6.2(B)	CONSENTS AND APPROVALS

SCHEDULE 7.1(A)(VIII)	PERMITTED ENCUMBRANCES

SCHEDULE 9.1	INDEMNIFIED CLAIMS

The Seller Disclosure Schedules dated as of the date hereof are hereby incorporated by reference.

EXHIBITS

EXHIBIT A	FORM OF IP ASSIGNMENT AGREEMENTS

EXHIBIT B	ESCROW AGREEMENT

EXHIBIT C	FORM OF TRANSITIONAL SERVICES AND LICENSE AGREEMENT